NEWS RELEASE

For Information:
Robin Brown
Executive Vice President
(803) 951-0507
rbrown@firstcommunitysc.com

Mitch Willoughby Retires from First Community Board of Directors
Tommy Johnson and Jimmy Chao to Serve as Chair and Vice Chair

May 21, 2020 (Lexington, SC) – First Community Corporation, headquartered in Lexington, South Carolina and the holding company of First Community Bank, would like to congratulate Mitchell M. “Mitch” Willoughby on his retirement from its board of directors after 25 years of service. With Mr. Willoughby’s retirement, J. Thomas “Tommy” Johnson will assume the role of Chairman of the Board and Chimin J. “Jimmy” Chao will serve as Vice Chairman of the Board.

As a founding member, Mr. Willoughby has served on the board since it’s formation in 1994 and in 2011, took on the role of Chairman when Jim Leventis retired from the position. Originally from Mullins, SC, Mr. Willoughby has practiced law for more than 38 years and is currently a partner at Willoughby & Hoefer in Columbia, SC.

“It has been a pleasure to work with Mitch for the past 25 years,” said Mike Crapps, President and CEO. “As only the second person to serve as chairman, Mitch has been a true advocate for our company and has set a wonderful example for future chairpersons.”

With more than 85 years of combined experience, Mr. Johnson and Mr. Chao bring a wealth of knowledge of their specific industries, and unique perspectives to the leadership positions of the board.

Mr. Johnson, who will assume the role of Chairman, has been in banking since 1968 and joined the First Community board in 2004 through the acquisition of Newberry Federal Savings Bank (Dutchfork BancShares), where he served as chair and chief executive officer. Although retired from banking, Mr. Johnson currently serves on the board of the Greenville Housing Fund, is Chair of the Palmetto State Growth Fund and has served as First Community’s Vice Chairman for 16 years.

Mr. Chao, who will assume the role of Vice Chair, joined the board during its formation in 1994 and has been president of the engineering firm Chao and Associates, Inc. since 1987 and currently serves as an adjunct professor at the University of South Carolina Department of Civil & Environmental Engineering. Mr. Chao is also a past chair of the Educational Foundation of Lexington County School District One, a member of the University of South Carolina’s Design Review Committee, and in 2017, he was appointed by the Governor of South Carolina to the Board of Registration for Professional Engineers and Surveyors.

“We look forward to the contributions Tommy and Jimmy will make in their new roles,” said Mr. Crapps.

First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). First Community is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending, and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken and Greenville, South Carolina, markets, as well as Augusta and Evans, Georgia. For more information on First Community Bank, visit www.firstcommunitysc.com.

-###-